Royal Bank of Canada Commercial Financial Services 30 Duke Street West, 8th Floor Kitchener, ON N2H 3W5 Tel.: 519-575-2296 Fax: 519-575-2248

June 4, 2012

Private and Confidential

2314505 Ontario Inc.
3170 Harvestor Road
Burlington, Ontario
L7N 3W8

ROYAL BANK OF CANADA (the “Bank”) hereby confirms the credit facilities described below (the “Credit Facilities”) subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the “Agreement”). Unless otherwise provided, all dollar amounts are in Canadian currency.

For greater certainty, the Initial Borrower will amalgamate with Apex Systems Integrators Inc.       (the “Original Borrower”) on the date hereof (the “Amalgamation”), resulting in the formation of the amalgamated entity “Apex Systems Integrators Inc.” (the “Borrower”) for purposes of this Agreement.

BORROWER:                                2314505 Ontario Inc. (the “Initial Borrower”).

CREDIT FACILITIES
Facility #1:                      $ 200,000                      revolving demand facility by way of:

a)	RBP based loans (“RBP Loans”)
Revolve in increments of:	$ 5,000	Minimum retained balance:	$0.00
Revolved by:	Bank	Interest rate (per annum):	RBP + 1.50%

b)	RBUSBR based loans in US currency (“RBUSBR Loans”)
Revolve in increments of:	$ 5,000	Minimum retained balance:	$0.00
Revolved by:	Bank	Interest rate (per annum):	RBUSBR + 1.50%

c)	Letters of Credit in Canadian currency, or US currency (“LCs”)
Fees to be advised on a transaction-by-transaction basis. Fees and drawings to be charged to Borrower’s accounts.

d)	Letters of Guarantee in Canadian currency, or US currency (“LGs”)
Fees to be advised on a transaction-by-transaction basis. Fees and drawings to be charged to Borrower’s accounts. Minimum fee of $100 (where in Canadian currency or US currency).

AVAILABILITY
The Borrower may borrow, convert, repay and reborrow up to the amount of this facility provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict the availability of any unutilized portion at any time and from time to time without notice.

Borrowings outstanding under this facility must not exceed at any time 75% of Good Canadian/US Accounts Receivables less Potential Prior-Ranking Claims (the “Borrowing Limit”):

REPAYMENT
Notwithstanding compliance with the covenants and all other terms and conditions of this Agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand.

GENERAL ACCOUNT

The Borrower shall establish current accounts with the Bank in each of Canadian currency and US currency (each a “General Account”) for the conduct of the Borrower’s day-to-day banking business.  The Borrower authorizes the Bank daily or otherwise as and when determined by the Bank, to ascertain the balance of each General Account and:

a)
if such position is a debit balance the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, make available a Borrowing by way of RBP Loans, or RBUSBR Loans as applicable, under this facility;

b)
if such position is a credit balance, where the facility is indicated to be Bank revolved, the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, apply the amount of such credit balance or any part as a repayment of any Borrowings outstanding by way of RBP Loans, or RBUSBR Loans as applicable, under this facility;

Facility #2:                                $ 2,500,000 non-revolving term facility by way of:

a) RBP Loans	Interest rate (per annum)	RBP + 4.00%

AVAILABILITY
The Borrower may borrow up to the amount of this term facility provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this facility at any time from time to time without notice.

REPAYMENT
Payment Amount:	$ 69,444.44	Payment Frequency:	Monthly
Payment Type:	Principal Plus Interest	Payment date:	30 days from drawdown
Repayable in full on:	The last day of a three year term from drawdown	Current remaining amortization (months):	36

MANDATORY REPAYMENTS:
In addition to any payments required pursuant to the Facility #2 Repayment section above, the Borrower agrees that Facility #2 shall be permanently reduced and cancelled by the following: (I) 50% of the Borrower’s Free Cash Flow for the fiscal year ended December 31, 2012, calculated as at the end of the fiscal year following drawdown of Facility #2; payable within 30 days of the delivery of the annual audited financial statements of the Borrower for such fiscal year ended 2012, as more particularly required herein; (ii) 50% of the Borrower’s Free Cash Flow for the six month period ending June 30, 2013, calculated as at the end of such six month period; payable within 30 days of the delivery of the quarterly company prepared financial statements for the Borrower, as more particularly required herein; (iii) 50% of the Borrower’s Free Cash Flow for the six month period ending December 31, 2013, calculated as at the end of such six month period; payable within 30 days of the delivery quarterly company prepared financial statements for the Borrower, as more particularly required herein; (iv) 50% of the Borrower’s Free Cash Flow for the six month period ending June 30, 2014, calculated as at the end of such six month period; payable within 30 days of the delivery of the quarterly company prepared financial statements for the Borrower, as more particularly required herein; and (v) 50% of the Borrower’s Free Cash Flow for the six month period ending December 31, 2014, calculated as at the end of such six month period; payable within 30 days of the delivery of the quarterly company prepared financial statements for the Borrower, as more particularly required herein.

OTHER FACILITIES:
The Credit Facilities are in addition to the following facilities (the “Other Facilities”). The Other Facilities will be governed by this Agreement and separate agreements between the Borrower and the Bank.  In the event of a conflict between this Agreement and any such separate agreement, the terms of the separate agreement will govern.

a)	VISA Business to a maximum amount of $50,000.

FEES:
One Time Fee: Payable upon acceptance of this Agreement or as agreed upon between the Borrower and the Bank.	Monthly Fee: Payable in arrears on the same day of each month.
Arrangement Fee: Facility #1 $1,500 Arrangement Fee: Facility #2 $56,250 Annual Fee: payable annually Renewal Fee: $2,500 (payable June 1, 2013)	Management Fee: $200.00

SECURITY
Security for the Borrowings and all other obligations of the Initial Borrower to the Bank (collectively, the “Security”), shall include:

a)	General security agreement on the Bank’s form 924 signed by the Initial Borrower constituting a first ranking security interest in all personal property of the Initial Borrower;
b)
Guarantee and postponement of claim on the Bank’s form 812 in the amount of $2,750,000 signed by the pre-amalgamated entity Apex Systems Integrators Inc. supported by a general security agreement on the Bank’s form 924 signed by Apex Systems Integrators Inc. constituting a first ranking security interest in all personal property of the Initial Borrower;

c)
Guaranty and subordination (particular guaranty) signed by Decisionpoint Systems, Inc., supported by a security agreement constituting a first ranking security interest in all personal property of Decisionpoint Systems, Inc.,

d)	Assignment of insurance signed by the Initial Borrower and Decisionpoint Systems, Inc.;
e)	Postponement and assignment of claim on the Bank’s form 918 signed by Decisionpoint Systems, Inc.,
f)	Postponement and assignment of claim on the Bank’s form 918 signed by Karen Dalicandro (with side letter);
g)	Postponement and assignment of claim on the Bank’s form 918 signed by Don Dalicandro (with side Letter);
h)	Postponement and assignment of claim on the Bank’s form 918 signed by 2293046 Ontario Inc. (with side letter);
i)	Intercreditor agreement with BDC Capital Inc.; and
j)	Subordination agreement with Silicon Valley Bank re Decisionpoint Systems, Inc.;

Security for the Borrowings and all other obligations of the Borrower immediately following the Amalgamation shall include:

k)	Confirmation of indebtedness signed by the Borrower;
l)	Confirmation of guaranty and security signed by Decisionpoint Systems, Inc.;
m)	Software Escrow Agreement signed by the Borrower; and
n)	such other security as may be reasonably required by the Bank on the advice of its counsel, from time to time.

FINANCIAL COVENANTS
In the event that the Borrower changes accounting standards, accounting principles and/or the application of accounting principles during the term of this Agreement, all financial covenants shall be calculated using the accounting standards and principles applicable at the time this Agreement was entered into.

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower will:

a)	maintain to be measured as at the end of each fiscal quarter:

i.
commencing with the fiscal quarter ending April 30, 2012, Fixed Charge Coverage, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not less than 1.25:1; and

ii.
commencing the fiscal quarter ending April 30, 2012, a ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not greater than 2.25:1.

b)	not, without the prior written consent of the Bank:

i.	make any Corporate Distributions;

REPORTING REQUIREMENTS
The Borrower will provide the following to the Bank:

a)
monthly Facility #1 Borrowing Limit Certificate, substantially in the form of Schedule “D” signed on behalf of the Borrower by any one of the Chief Executive Officer, the President, the Vice-President Finance, the Treasurer, the Comptroller, the Chief Accountant or any other employee of the Borrower holding equivalent office, within 30 days of each month end;

b)	quarterly company prepared financial statements for the Borrower, within 45 days of each fiscal quarter end;

c)
quarterly Compliance Certificate, substantially in the form of Schedule “E” signed by an authorized signing officer of the Borrower, within 45 days of each fiscal quarter end, certifying compliance with this Agreement including the financial covenants set forth in the Agreement;

d)	annual audited financial statements for the Borrower, within 120 days of each fiscal year end; and

e)	such other financial and operating statements and reports as and when the Bank may reasonably require.

CONDITIONS PRECEDENT
In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

a)	a duly executed copy of this Agreement;
b)	the Security provided for herein, registered, as required, to the satisfaction of the Bank;
c)	such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require; and
d)	such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.

Additionally;
e)	all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank; and
f)
written confirmation from Silicon Valley Bank (Decisionpoint Systems, Inc.’s Lender) confirming guarantee  and security agreement provided by Decisionpoint Systems, Inc. in favour of the Bank does not violate or conflict with its existing borrowing agreement (with Decisionpoint Systems, Inc.); and

g)
a copy of a certain share purchase agreement dated June 1, 2012 between the Initial Borrower and Karen Dalicandro and 2293046 Ontario Inc. (collectively, the “Vendors”), and Decisionpoint Systems, Inc., as guarantor, and Donald Dalicandro, as executive of the Corporation (as defined therein) (the “Purchase Agreement”), where the Initial Borrower agreed, among other things, to purchase from the Vendors all of the issued and outstanding shares owned by each of the Vendors in the capital of Apex Systems Integrators Inc.

GOVERNING LAW JURISDICTION
Province of Ontario.

ACCEPTANCE
This Agreement is open for acceptance until June 8, 2012, after which date it will be null and void, unless extended in writing by the Bank.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ROYAL BANK OF CANADA

Per: /s/ Jason Read
Name: Jason Read
Title: Account Manager

We acknowledge and accept the terms and conditions of this Agreement immediately prior to the Amalgamation as Initial Borrower on this 4th day of June, 2012.

2314505 ONTARIO INC.
Per: /s/ Nicholas R. Toms Name: Title:
Per: Name: Title:
I/We have the authority to bind the Initial Borrower

We acknowledge and accept the terms and conditions of this Agreement immediately following the Amalgamation as Borrower on this 4th day of June, 2012.

APEX SYSTEM INTEGRATORS INC.
Per: /s/ Nicholas R. Toms Name: Title:
Per: Name: Title:
I/We have the authority to bind the Initial Borrower

Terms and Conditions
Schedules:
•	Definitions
•	Calculation and Payment of Interest and Fees
•	Additional Borrowing Conditions
•	Borrowing Limit Certificate
•	Compliance Certificate
•	RBC Covarity Dashboard Terms and Conditions

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement.  Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees, and if the Borrower is comprised of more than one Person, such Persons jointly and severally agree, or in Quebec solidarily agree, with the Bank as follows:

REPAYMENT
Amounts outstanding under the Credit Facilities, together with interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing.  Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand including, without limitation, an amount equal to the face amount of all LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such Borrowings. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be. Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations. For any Borrowings that are repayable by scheduled payments, if the scheduled payment date is changed then the Maturity Date of the applicable Borrowings shall automatically be amended accordingly.

In the case of any reducing term loan and/or reducing term facility (“Reducing Term Loan/Facility”), provided that nothing contained in this paragraph shall confer any right of renewal or extension upon the Borrower, the Borrower and the Bank agree that, at the Bank’s option, the Bank may provide a letter (“Renewal Letter”) to the Borrower setting out the terms upon which the Bank is prepared to extend the Reducing Term Loan/Facility. In the event that the Bank provides a Renewal Letter to the Borrower and the Reducing Term Loan/Facility is not repaid on or before the Maturity Date of the applicable Reducing Term Loan/Facility, then at the Bank’s option the Reducing Term Loan/Facility shall be automatically renewed on the terms set out in the Renewal Letter and the terms of this Agreement shall be amended accordingly.

PREPAYMENT
Where Borrowings are by way of RBP Loans or RBUSBR Loans, the Borrower may prepay such Borrowings in whole or in part without fee or premium.

The prepayment of any Borrowings under a term facility and/or any term loan will be made in the reverse order of maturity.

EVIDENCE OF INDEBTEDNESS
The Bank shall maintain accounts and records (the “Accounts”) evidencing the Borrowings made available to the Borrower by the Bank under this Agreement.  The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS
Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower:
a)	will pay all sums of money when due under the terms of this Agreement;
b)	will immediately advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute an Event of Default;
c)
will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

d)	will give the Bank 30 days prior notice in writing of any intended change in its ownership structure and it will not make or facilitate any such changes without the prior written consent of the Bank;
e)	will comply with all Applicable Laws, including, without limitation, all Environmental Laws;
f)
will immediately advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;

g)
will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements;

h)
will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement;

i)
will keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets and, in addition, for any buildings located in areas prone to flood and/or earthquake, will insure and keep fully insured such buildings against such perils;

j)
except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

k)
will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

l)
will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

m)
will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person, other than the amalgamation between the Initial Borrower and the Original Borrower contemplated in this Agreement;

n)
will permit the Bank or its representatives, from time to time, i) to visit and inspect the Borrower’s premises, properties and assets and examine and obtain copies of the Borrower’s records or other information, ii) to collect information from any entity regarding any Potential Prior-Ranking Claims and iii) to discuss the Borrower’s affairs with the auditors, counsel and other professional advisers of the Borrower. The Borrower hereby authorizes and directs any such third party to provide to the Bank or its representatives all such information, records or documentation requested by the Bank; and

o)	will not use the proceeds of any Credit Facility for the benefit or on behalf of any Person other than the Borrower.

EXPENSES, ETC.
The Borrower agrees to pay the Bank all fees, as stipulated in this Agreement.  The Borrower also agrees to pay all reasonable fees (including legal fees), costs and expenses incurred by the Bank in connection with preparation, negotiation and documentation of this Agreement and any Security and the operation, enforcement or termination of this Agreement and the Security. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any facility (other than the demand facility) under the Credit Facilities is repaid or prepaid other than on its Maturity Date.  The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

GENERAL INDEMNITY
The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) this Agreement or any Security or any other agreement delivered to the Bank by the Borrower or any Event of Default (ii) the Bank acting upon instructions given or agreements made by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS
No amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank.  No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Security or any other agreement delivered to the Bank shall operate as a waiver thereof. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel.  Costs related to this review will be for the Borrower’s account.

SUCCESSORS AND ASSIGNS
This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the Bank. The Bank may assign or transfer all or any part of its rights and obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP
Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles, as appropriate, for publicly accountable enterprises, private enterprises, not-for-profit organizations, pension plans and in accordance, as appropriate, with Public Sector Accounting Standards for government organizations in effect from time to time, applied on a consistent basis from period to period.  All financial statements and/or reports shall be prepared using one of the above bases of presentation, as appropriate.  Except for the transition of accounting standards in Canada, any change in accounting principles or the application of accounting principles is only permitted with the prior written consent of the Bank.

SEVERABILITY
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW
This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein.  The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME
The mere lapse of time fixed for performing an obligation shall have the effect of putting the Borrower, or a Guarantor if applicable, in default thereof.

SET-OFF
The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement.  For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

NOTICES
Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower.  If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower’s business is open for normal business, and otherwise on the next such day.  If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery.  The Borrower must advise the Bank at once about any changes in the Borrower’s address.

CONSENT OF DISCLOSURE
The Borrower hereby grants permission to any Person having information in such Person’s possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

NON-MERGER
The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

JOINT AND SEVERAL
Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person.

LIFE AND DISABILITY INSURANCE
The Borrower acknowledges that the Bank has offered it insurance on the Borrowings under Business Loan Insurance Plan Policy 51000 ("Policy") issued by Sun Life Assurance Company of Canada to the Bank and the Borrower hereby waives this offer or acknowledges it is ineligible for this offer and acknowledges that Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.

If there are any discrepancies between the insurance information above, and the Business Loan Insurance Plan documents regarding the Borrowings, the Business Loan Insurance Plan documents govern.

Business Loan Insurance Plan premiums, if applicable, are taken with your scheduled loan payments. In the case of blended payments of principal and interest, as premiums fluctuate based on various factors such as, by way of example, the age of the insured and changes to the insured loan balance, a part of the premium payment may be deducted and taken from the scheduled blended loan payment with the result that the amortization period may increase in the case of any such loan to which this coverage applies. Refer to the Business Loan Insurance Plan application (form 3460 Eng or 53460 Fr) for further explanation and disclosure.

COUNTERPART EXECUTION
This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

ELECTRONIC MAIL AND FAX TRANSMISSION
The Bank is entitled to rely on any agreement, document or instrument provided to the Bank by the Borrower or any Guarantor as applicable, by way of electronic mail or fax transmission as though it were an original document.  The Bank is further entitled to assume that any communication from the Borrower received by electronic mail or fax transmission is a reliable communication from the Borrower.

ELECTRONIC IMAGING
The parties hereto agree that, at any time, the Bank may convert paper records of this Agreement and all other documentation delivered to the Bank (each, a "Paper Record") into electronic images (each, an “Electronic Image”) as part of the Bank's normal business practices. The parties agree that each such Electronic Image shall be considered as an authoritative copy of the Paper Record and shall be legally binding on the parties and admissible in any legal, administrative or other proceeding as conclusive evidence of the contents of such document in the same manner as the original Paper Record.

REPRESENTATIONS AND WARRANTIES
The Borrower, represents and warrants to the Bank that:
a)	it is duly incorporated, validly existing and duly registered or qualified to carry on business in each jurisdiction in which its business or assets are located;
b)
the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

c)	no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default;
d)
there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and

e)	it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances or as may be provided for herein.

Representations and warranties are deemed to be repeated as at the time of each Borrowing hereunder.

LANGUAGE
The parties hereto have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressément demandé que la présente convention et tous les documents y afférents, y compris les avis, soient rédigés en langue anglaise.

WHOLE AGREEMENT
This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EVENTS OF DEFAULT
Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, each of the following shall constitute an “Event of Default” which shall entitle the Bank, in its sole discretion, to cancel any Credit Facilities, demand immediate repayment in full of any amounts outstanding under any term facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term facility, and to realize on all or any portion of any Security:
a)	failure of the Borrower to pay any principal when due pursuant to this Agreement;
b)	failure of the Borrower to pay any interest or other amount when due pursuant to this Agreement and such non-payment continues unremedied for three (3) days after the due date;
c)
failure of the Borrower, or any Guarantor if applicable, to observe any covenant, term or condition contained in this Agreement, the Security, or any other agreement delivered to the Bank or in any documentation relating hereto or thereto, and that failure if capable of being remedied is not remedied within fifteen (15) days of the Borrower or Guarantor becoming aware of such breach;

d)	the Borrower, or any Guarantor if applicable, is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;
e)
if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or any Guarantor if applicable, or to have the Borrower, or any Guarantor if applicable, declared bankrupt or wound up, or to have a receiver appointed for any part of the assets or operations of the Borrower, or any Guarantor if applicable, or if any encumbrancer takes possession of any part thereof;

f)	if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower, or any Guarantor if applicable;
g)
if any representation or warranty made by the Borrower, or any Guarantor if applicable, under this Agreement or in any other document relating hereto or under any Security shall be false in any material respect; or

h)
if the Borrower, or any Guarantor if applicable, defaults in the payment of any other indebtedness, whether owing to the Bank or to any other Person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated, subject to any applicable remedial periods.

Should the Bank demand immediate repayment in full of any amounts outstanding under any term facility due to an Event of Default, the Borrower shall immediately repay all principal sums outstanding under such facility and all other obligations in connection with any such term facility including, without limitation, an amount equal to the face amount of all LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such Borrowings.

EXCHANGE RATE FLUCTUATIONS
If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

JUDGEMENT CURRENCY
If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given.  For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis).  Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

PARAMOUNTCY
In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Security, the terms and conditions of this Agreement shall prevail.

Schedule “A” to the Agreement dated June 4, 2012, between 2314505 Ontario Inc. as Initial Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this Agreement, the following terms and phrases shall have the following meanings:

“Amalgamation” means the amalgamation of the Initial Borrower and the Original Borrower, resulting in the formation of the Borrower;

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

“Borrowing” means each use of a Credit Facility and all such usages outstanding at any time are “Borrowings”;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada;

“Canadian/US Accounts Receivable” means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in the US or Canada;

“Capital Expenditures” means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business;

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

“Corporate Distributions” means any payment to any shareholder, director or officer of the Borrower, or to any associate or holder of subordinated debt of the Borrower, or to any shareholder, director or officer of any associate or holder of subordinated debt of the Borrower, including, without limitation, bonuses, dividends, interest, salaries or repayment of debt or making of loans to any such Person, but excluding salaries to officers or other employees in the ordinary course of business;

“Earn-Out Payments” means all payments that may be due to Karen Dalicandro and 2293046 Ontario Inc. as Vendors after the initial drawdown of Facility #2 in respect of the whole or any part of the “2013 EBITDA Basic Earn-Out Amount” as defined in Purchase Agreement including all payments of principal and interest in respect of the “Convertible Note” (as defined in the Purchase Agreement) that may be issued in part payment of the 2013 EBITDA Basic Earn-Out Amount;

“EBITDA” means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

“Fixed Charges” means, for any fiscal period, the total of Interest Expense, scheduled principal payments in respect of Funded Debt, payments under operating leases and Corporate Distributions;

“Fixed Charge Coverage” means, for any fiscal period, the ration of EBITDA plus payments under operating leases less cash income taxes and unfunded Capital Expenditures to Fixed Charges;

“Free Cash Flow” means for any fiscal period, EBITDA less the sum of cash taxes, unfunded Capital Expenditures, Interest Expense, scheduled Earn-out Payments and scheduled payments in respect of Funded Debt;

“Funded Debt” means, at any time for the fiscal period then ended, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, but excluding Postponed Debt;

“Good Canadian/US Accounts Receivable” means Canadian/US Accounts Receivable excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the party of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

“Guarantor” means any Person who has guaranteed the obligations of the Borrower under this Agreement;

“Interest Expense” means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers’ acceptances;

“Letter of Credit” or “LC” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

“Letter of Guarantee” or “LG” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party.

“Maturity Date” means the date on which a facility is due and payable in full;

“Permitted Encumbrances” means, in respect of the Borrower:
a)	security interest created by a general security agreement between the Borrower and BDC Capital Inc. in connection with the secured term loan provided to the Borrower by BDC Capital Inc.;
b)
security interest created by a general security agreement between the Borrower and Karen Dalicandro and 2293046 Ontario Inc. (collectively, the “Vendors”) to secure the obligations of the Borrower owing to the Vendors in connection with the Purchase Agreement;

c)
any purchase-money security interests collateral properly perfected under the PPSA, provided in all such cases such lien(s) does not secure an obligation in excess of the actual cost of such property acquired;

d)	liens arising by operation of law for amounts not yet due or delinquent;
e)	minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property;
f)	security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business;
g)
any liens for taxes not due or being contested in good faith by appropriate proceedings diligently pursued and adequate reserves have been established on the Borrower’s books and records and a stay of enforcement of any such lien is in effect;

h)
liens securing appeal bonds or other similar liens arising in connection with court proceedings, (including, without limitation, surety bonds, security for costs of litigation where required by law, and letters of credit) or any other instruments serving a similar purpose;

i)
the rights reserved to or vested in any person by the terms of any lease, licence, franchise, grant or permit held by the Borrower or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

j)	liens granted with the prior written consent of the Bank; and
k)	Security granted in favour of the Bank.

“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof including Canada Revenue Agency, and any other incorporated or unincorporated entity;

“Purchase Agreement” has the meaning attributed to such term in the section entitled “Conditions Precedent”;

“Postponed Debt” means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

“RBUSBR” and “Royal Bank US Base Rate” each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

“US” means United States of America;

“Vendors” has the meaning attributed to such term in the section entitled “Conditions Precedent”.

Schedule “B” to the Agreement dated June 4, 2012, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada, as the Bank.

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST
The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law.

OVERDUE PAYMENTS
Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency if applicable, RBUSBR plus 5% per annum.  Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES
The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

TIME AND PLACE OF PAYMENT
Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency.  Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day.  Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

RBP LOANS AND RBUSBR LOANS
The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 26th day of each month or such other day as may be agreed to between the Borrower and the Bank. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

LETTER OF CREDIT FEES
The Borrower shall pay a LC fee on the date of issuance of any LC calculated on the face amount of the LC issued, based upon the number of days in the term and a year of 365 days. If applicable, fees for LCs issued in US currency shall be paid in US currency.

LETTER OF GUARANTEE FEES
The Borrower shall pay LG fees in advance on a quarterly basis calculated on the face amount of the LG issued and based on the number of days in the upcoming quarter or remaining term thereof and a year of 365 days. LG fees are non-refundable. If applicable, fees for LGs issued in US currency shall be paid in US currency.

Schedule “C” to the Agreement dated June 4, 2012, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada, as the Bank.

ADDITIONAL BORROWING CONDITIONS

LCs or LGs:

Borrowings made by way of LCs or LGs will be subject to the following terms and conditions:

a)	each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

b)
at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

c)	an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained;

d)	any LC or LG issued under a term facility must have an expiry date on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e)	if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

Schedule “D” to the Agreement dated June 4, 2012, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada, as the Bank.

BORROWING LIMIT CERTIFICATE

I, ___________________________________, representing the Borrower hereby certify as of the month ending _____________:

1.
I am familiar with and have examined the provisions of the Agreement dated June 4, 2012 and any amendments thereto, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada, as the Bank and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower. Terms defined in the Agreement have the same meanings where used in this certificate.

2.	The Borrowing Limit is $______________, calculated as follows:

Total Canadian/US Accounts Receivable				$_____
Less:	a)	Accounts, any portion of which exceeds 90 days	$_____
	b)	Accounts due from affiliates	$_____
	c)	“Under 90 days” accounts where collection is suspect	$_____
	d)	Accounts subject to prior encumbrances	$_____
	e)	Holdbacks, contra-accounts or rights of set-off	$_____
	f)	Other ineligible accounts	$_____
Plus:	g)	Under 90 day portion of accounts included in a) above, where the over 90 day portion the Bank has designated as nevertheless good	$_____
Good Canadian/US Accounts Receivable			A	$_____
Marginable Good Canadian/US Accounts Receivable at 75% of A			B	$_____
Less:		Potential Prior-Ranking Claims while not limited to these include:
Sales tax, Excise & HST/GST			$_____
Employee source deductions such as E.I., CPP, Income Tax			$_____
Workplace Safety and Insurance Board			$_____
Wages, Commissions, Vacation Pay			$_____
Unpaid Pension Plan Contributions			$_____
Overdue Rent, Property & Business Tax and potential claims from third parties such as subcontractors			$_____
Other			$_____
Total Potential Prior-Ranking Claims			C	$_____
Borrowing Limit (B-C)				$_____
Less: Facility #1 Borrowings				$_____
Margin Surplus (Deficit)				$_____

3.	Annexed hereto are the following reports in respect of the Borrower:
a) aged list of accounts receivable, and
b)	listing of Potential Prior-Ranking Claims.

4.	The reports and information provided herewith are accurate and complete in all respects and all amounts certified as Potential Prior-Ranking Claims are current amounts owing and not in arrears.

Dated this ________ day of ______________, 20_____.
Per:
Name:
Title:

Schedule “E” to the Agreement dated June 4, 2012, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada, as the Bank.

COMPLIANCE CERTIFICATE

I, ___________________________________, representing the Borrower hereby certify as of fiscal quarter ending ___________:

1.
I am familiar with and have examined the provisions of the Agreement dated June 4, 2012 and any amendments thereto, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and any Guarantor if applicable. Terms defined in the Agreement have the same meanings where used in this certificate.

2.	The representations and warranties contained in the Agreement are true and correct.

3.
No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute an Event of Default and there is no reason to believe that during the next fiscal quarter of the Borrower, any such event or circumstance will occur.

4.	Fixed Charge Coverage is ____:1, being not less than the required ration of 1.25:1.

5.	The ratio of Funded Debt to EBITDA is ___:1, being not greater than the required ratio of 2.25:1.

6.	The detailed calculations of the foregoing ratios and covenants is set forth in the addendum annexed hereto and are true and correct in all respects.

Dated this _____ day of _____________, 20___.

Per:      ______________________________

Name:  ______________________________

Title:     ______________________________

Per:       ______________________________

Name:  ______________________________

Title:     ______________________________

Schedule “F” to the Agreement dated June 4, 2012, between 2314505 Ontario Inc., as Initial Borrower, and Royal Bank of Canada, as the Bank.

RBC COVARITY DASHBOARD TERMS AND CONDITIONS

If the Borrower elects to fulfill the reporting requirements relating to the submission of financial information set out in this Agreement by accessing a secure web based portal (“RBC Covarity Dashboard”) via the Internet and using RBC Covarity Dashboard to electronically upload the Borrower’s financial information and to complete online and electronically submit certificates, reports and/or forms (the “Service”), then the following terms and conditions (the “RBC Covarity Dashboard Terms and Conditions”) apply and are deemed to be included in, and form part of, the Agreement.

1. Definitions.  For the purpose of the RBC Covarity Dashboard Terms and Conditions:

“Disabling Code” means any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, time bomb, or any other unauthorized codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any Electronic Channel, including any related hardware or software.

“Designated User” an individual permitted to act on behalf of and bind the Borrower in all respects, and specifically in the submission of Electronically Uploaded Financial Information and/or Electronically Submitted Certificates.

“Electronic Channel” means any telecommunication or electronic transmission method which may be used in connection with the Service, including computer, Internet, telephone, e-mail or facsimile.

“Electronic Communication” means any information, disclosure, request or other communication or agreement sent, received or accepted using an Electronic Channel.

“Electronically Submitted Certificates” means certificates, reports and/or forms completed online and electronically submitted by any Designated User accessing the Service.

“Electronically Uploaded Financial Information” means financial data, reports and/or information of the Borrower electronically uploaded by any Designated User accessing the Service.

“Internet” means a decentralized global communications medium and the world-wide network of computer networks, accessible to the public, that are connected to each other using specific protocols, which provides for file transfer, electronic mail, remote log in, news, database access, and other services.

“Password” means a combination of numbers and/or letters selected by a Designated User that is used to identify the Designated User.  The Password is used in conjunction with a User ID to access the Service.

“Security Breach” means any breach in the security of the Service, or any actual or threatened use of the Service, a Security Device, or Electronic Channel in a manner contrary to the Agreement, including, without limitation, the introduction of Disabling Code or a Virus to the Service.

“Security Device” means a combination of a User ID and Password.

“Software” means any computer program or programming (in any code format, including source code), as modified from time to time, and related documentation.

“User ID” means the combination of numbers and/or letters selected by the Borrower used to identify a particular Designated User.  The User ID is used in conjunction with a Password to access the Service.

“Virus” means an element which is designed to corrupt data or enable access to or adversely impact upon the performance of computer systems, including any virus, worm, logic bomb and Trojan horse.Terms defined in the Agreement have the same meanings where used in the RBC Covarity Dashboard Terms and Conditions.

2.  Access to the Service.  The Borrower will appoint one or more Designated User(s) to access the Service on behalf of the Borrower. The Borrower acknowledges and agrees that each Designated User appointed by the Borrower may electronically upload the Borrower’s financial information and may view all previously uploaded financial information and all calculations in the RBC Covarity Dashboard.

At the time of registration for the Service, the Borrower will advise the Bank of the name and e-mail address of each Designated User.  The Borrower will immediately advise the Bank if a Designated User changes or is no longer valid.

The Bank will provide the Borrower with a User ID and temporary password for each Designated User. Each Designated User will receive the User ID and temporary password delivered to their e-mail address. Each Designated User will change the temporary password to a unique Password which may not be easily guessed or obtained by others.  If it is suspected or known that the Password has been compromised in any way, the Password must be changed immediately.

On first access to the Service, each Designated User will be required to read and agree to terms of use which will thereafter be accessible from a link located on each web page of the Service.

3.  Security Devices.   The Borrower recognizes that possession of a Security Device by any person may result in that person having access to the Service. The Borrower agrees that the use of a Security Device in connection with the Service, including any information sent, received or accepted using the Service, will be deemed to be conclusive proof that such information is accurate and complete, and the submission of which is authorized by, and enforceable against, the Borrower.

The Borrower is responsible for maintaining the security and confidentiality of Security Devices which may be used in connection with the Service.  The Borrower is responsible for ensuring that a Security Device will only be provided to and used by a Designated User.  The Borrower agrees to be bound by any actions or omissions resulting from the use of any Security Device in connection with the Service.

4.  Security.  Each party shall at all times have in place appropriate policies and procedures to protect the security and confidentiality of the Service, Electronic Channels and Electronic Communication and to prevent any unauthorized access to and use of the Service and Electronic Channels. The Borrower agrees to comply with any additional procedures, standards or other security requirements that the Bank may require in order to access the Service.

The Borrower will not (i) access or use the Service for an illegal, fraudulent, malicious or defamatory purpose, or (ii) take steps or actions that could or do undermine the security, integrity, effectiveness, goodwill or connectivity of the Service (including illegal, fraudulent, malicious, defamatory or other activities that threaten to harm or cause harm to any other person).

The Borrower agrees not to transmit via the Service any viruses, worms, defects, Trojan horses or any items of a destructive nature. The Borrower shall maintain the security of their computer by using anti-virus scanning, a firewall and installing the latest security patches to provide assurance that no Virus is introduced into the systems or Software while accessing the Service.

5.  Unsecure Electronic Channels.  The Borrower acknowledges and agrees that if it uses, or if it authorizes and directs the Bank to use, any unencrypted Electronic Channel, including unencrypted e-mail or facsimile, any Electronic Communication sent, received and/or accepted using such Electronic Channel is not secure, reliable, private or confidential.  Any such Electronic Communication could be subject to interception, loss or alteration, and may not be received by the intended recipient in a timely manner or at all.  The Borrower assumes full responsibility for the risks associated with such Electronic Communication.

6.  Notice of Security Breach. The Borrower shall notify the Bank by notifying the RBC Account Manager in writing immediately of any Security Breach including: (i) any application vulnerability or if a Virus is contained in or affects transmission of information to the Service; or (ii) if the Borrower knows or reasonably ought to know that an unauthorized person may have access to the Service, Security Device or Electronic Channel.

If a Security Breach occurs the Borrower shall: (i) assist the Bank in the management of any consequences arising from it; (ii) take any reasonable steps necessary for it to take to mitigate any harm resulting from it; and (iii) take appropriate steps to prevent its recurrence.

7.  Binding Effect.  Any Electronic Communication that the Bank receives from or in the name of, or purporting to be from or in the name of, the Borrower or any other person on the Borrower’s behalf in connection with the Service, will be considered to be duly authorized by, and enforceable against, the Borrower.  The Bank will be authorized to rely and act on any such Electronic Communication, even if the Electronic Communication was not actually from the Borrower or such other person or differs in any way from any previous Electronic Communication sent to the Bank.  Any Electronically Uploaded Financial Information will be considered to be financial information submitted to the Bank by an individual permitted to act on behalf of and bind the Borrower in all respects, and the Bank will be authorized to rely and act on any such Electronically Uploaded Financial Information accordingly.  Any Electronically Submitted Certificates will be considered to be certificates, reports and/or forms completed and submitted to the Bank by an individual permitted to act on behalf of and bind the Borrower in all respects, and the Bank will be authorized to rely and act on any such Electronically Submitted Certificates accordingly.

8.  Representations and Warranties. The Borrower represents and warrants to the Bank that each time Electronically Uploaded Financial Information and/or Electronically Submitted Certificates are submitted:  (i) all financial statements, certificates, forms, reports and all information contained therein will be accurate and complete in all respects; (ii) all amounts certified as Potential Prior-Ranking Claims will be current amounts owing and not in arrears; (iii) all representations and warranties contained in the Agreement will be true and correct; and (iv) no event will have occurred which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default or breach of any covenant or other term or condition of the Agreement.  The Borrower will be deemed to repeat these representations and warranties each time Electronically Uploaded Financial Information and/or Electronically Submitted Certificates are submitted.

9.  Evidence.  Electronic records and other information obtained by the Bank in an Electronic Communication will be admissible in any legal, administrative or other proceedings as conclusive evidence of the contents of those communications in the same manner as an original paper document, and the Borrower waives any right to object to the introduction of any such record or other information into evidence on that basis.

10.  Limitation of Liability. The Bank is not responsible or liable for any damages arising from: (i) inaccurate, incomplete, false, misleading, or fraudulent information provided to the Bank; (ii) losses incurred as a result of an actual or potential Security Breach; or (iii) losses incurred as a result of application vulnerability or Virus that is contained in or affects any Software or systems used by or on behalf of the Borrower in connection with the Service.

Although every effort is made to provide secure transmission of information, timely communication and confidentiality cannot be guaranteed.  In no event shall the Bank be liable for any loss or harm resulting from the use of the Service, or from a breach of confidentiality in respect of use of the Service.

11.  Termination.   The ability of the Borrower to fulfill the reporting requirements relating to the submission of financial information set out in the Agreement using RBC Covarity Dashboard shall terminate upon revocation of access to the Service.  In addition, the Bank may suspend or terminate access to or discontinue the Service immediately for any reason at any time without prior notice.  The Bank will not be responsible for any loss or inconvenience that may result from such suspension or termination.  The Borrower, upon giving notice to the Bank by notifying the RBC Account Manager in writing, may terminate use of the Service at any time.

12.  Amendment.  The Bank may amend these RBC Covarity Dashboard Terms and Conditions upon 30 days notice (which may be given electronically by way of e-mail or in writing) to the Borrower. The Borrower agrees that the continued use of the Service after the effective date of a change will constitute conclusive evidence of consent to all such amendments and the Borrower shall be bound by the amendments.